Exhibit 3.1

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “QVC, INC.”, FILED IN THIS OFFICE ON THE TWENTY-SIXTH DAY OF OCTOBER, A.D. 2009, AT 6:44 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID RESTATED CERTIFICATE IS THE TWENTY-SIXTH DAY OF OCTOBER, A.D. 2009, AT 8:03 O’CLOCK P.M.

	Jeffrey W Bullock, Secretary of State
2093627 8100	AUTHENTICATION:	7604152

090965206 You may verify this certificate online at corp.delaware.gov/authver.shtml	DATE:	10-26-09

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:52 PM 10/26/2009
FILED 06:44 PM 10/26/2009
SRV 090965206 - 2093627 FILE

RESTATED CERTIFICATE OF INCORPORATION

OF

QVC, INC.

A Delaware Close Corporation

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

QVC, Inc. (the “Corporation”), a close corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1.                                      That the name of the Corporation is QVC, Inc. The Corporation was originally incorporated pursuant to the General Corporation Law under the name QVC Network, Inc. The date of filing of the Corporation’s original Certificate of Incorporation (the “Original Certificate”) with the Secretary of State of the State of Delaware was June 13, 1986. The Original Certificate was amended and restated on July 21, 1986 and again on February 15, 1995 (as so amended and restated, the “1995 Certificate”). The 1995 Certificate was further amended on September 27, 1995, October 23, 1996, May 7, 2001, and December 30, 2008 (as so amended, the “Certificate of Incorporation”).

2.                                      That the Corporation elected, by amendment to the 1995 Certificate filed with the Secretary of State of the State of Delaware on December 30, 2008, to be a close corporation pursuant to Sections 341 through 356 of the General Corporation Law, whose business is managed by the stockholders of the Corporation rather than by a board of directors.

3.                                      That this Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation.

4.                                      That this Restated Certificate of Incorporation has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law and by written consent of its sole stockholder in accordance with Section 228 of the General Corporation Law.

5.                                      That this Restated Certificate of Incorporation shall become effective at 8:03 p.m. eastern time on October 26, 2009.

6.                                      Pursuant to Sections 228, 242, and 245 of the General Corporation Law, the text of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

FIRST: The name of this corporation shall be:

QVC, INC.

This corporation is a close corporation as defined in Section 342 of the General Corporation Law of the State of Delaware.

SECOND:  The address of the registered office of the corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is Corporation Service Company.

THIRD:  The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

FOURTH:  The total number of shares of stock which the corporation shall have authority to issue is one share of common stock having a par value of one cent ($0,01). Upon this Restated Certificate of Incorporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), each share of common stock issued and outstanding immediately prior to the Effective Time will be automatically reclassified as and converted into one five-million-six-thousand-six-hundred-ninety-sixth (1/5,006,696) of a share of common stock. Any stock certificate for common. stock issued and outstanding immediately prior to the Effective Time will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of common stock as equals the product obtained by multiplying the number of shares of common stock represented by such certificate immediately prior to the Effective Time by one five-million-six-thousand-six-hundred-ninety-sixth (1/5,006,696). All of the corporation’s issued stock of all classes, exclusive of treasury shares, shall be represented by certificates and shall be held of record by not more than 30 persons. No transfer of any of the corporation’s issued shares of capital stock, including all classes of stock, shall be effective without the consent of the corporation. The corporation shall make no public offering of any of its stock of any class which would constitute a “public offering” within the meaning of the United States Securities Act of 1933, 15 U.S.C, See. 77a et seq., as it may be amended from time to time.

FIFTH:  the business of the corporation shall be managed by the stockholders of the corporation rather than by a board of directors.

SIXTH:  No director of the corporation (which shall include any stockholder of the corporation exercising any of the powers or duties otherwise conferred or imposed upon the board of directors by the General Corporation Law of the State of Delaware) shall be personally liable for monetary damages to the corporation or its stockholders for any breach of fiduciary duty of such director as a director to the full extent permitted pursuant to Section 102(b)(7) of the General Corporation Law of the State of Delaware.

SEVENTH:  Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the ease may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors of class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed by the undersigned duly authorized officer of the Corporation on this 26th day of October, 2009.

By:
Name:	Lawrence R. Hayes
Title:	S. Vice President